PROMISSORY NOTE - (Joel Gayner)
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$25,000.00                                                               5/02/00

For value received, the undersigned Joel Gayner, an individual ("Borrower"), promises to pay to the order of 3Dshopping.com ("Lender"), at 308 Washington Boulevard, Marina del Rey, California, 90292 (or at such other place as Lender may designate in writing), the non-interest bearing sum of $25,000.00 pursuant to this Promissory Note ("Note"). This Note is intended to provide Borrower with an advance ("Loan") against future commissions (or severance payments if Borrower's employment with Employer is involuntarily terminated) payable by Lender to Borrower in connection with that Offer Letter ("Offer Letter") dated as of February 7, 2000, between Employer and Borrower regarding Borrower's employment with Lender as Senior Vice President, Sales and Marketing, which is attached hereto.

1. Repayment  Date:  Subject to forgiveness of the Loan as provided  below,  the
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Loan  shall  be  payable  in full on the  date  which  is the  earlier  of:  (A)
immediately upon Borrower's entitlement to commissions payable by Lender to Borrower sufficient to repay the Loan as provided in the Offer Letter (i.e., Borrower's earned commissions will be used to offset the Loan); or (B) Borrower's termination of employment with Lender, in which case Borrower's severance payments pursuant to the Offer Letter will be used to offset the Loan ("Loan Payment Date").

2.  Forgiveness:  Notwithstanding  anything to the contrary  herein,  Borrower's
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obligation  to repay the Loan  pursuant  to this Note shall be  extinguished  as follows:

       1) If Borrower's employment with Employer is terminated, then the amount of the Loan is forgiven at the rate of $7,500 monthly over 3.33 months, which forgiveness accrues only during the period of continued employment (i.e., for termination purposes, the Loan is fully forgiven after 3.33 months from the date of this Note, which forgiveness accrues only during the period of continued employment). If such termination occurs, then Borrower shall immediately repay any outstanding amount of the Loan to Employer upon Borrower's termination date; provided that, if Borrower is involuntarily terminated by Employer, then Employer shall offset Borrower's severance payments pursuant to the Offer Letter for any outstanding portion of the Loan; or

       2) If Borrower continues to be employed with Employer, the Loan is forgiven upon the date which is one (1) year from the date of the Offer Letter (i.e., the Loan is fully forgiven on February 7, 2001; Employer can no longer offset Borrower's earned commissions in connection with repayment of the Loan following that date).

3. Payment Terms: If any payment  obligation  under this Note is not paid by the
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Loan Payment Date,  Borrower promises to pay all costs of collection,  including reasonable attorney fees, whether or not a lawsuit is commenced as part of the collection process. All payments on this Note shall be paid in the legal currency of the United States. Borrower waives presentment for payment, protest, and notice of protest and nonpayment of this Note.

3. Default:  If any of the following  events of default occur,  the  outstanding
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amount of the Loan  shall  become due  immediately, without demand or notice:

    1) the failure of the Borrower to repay any outstanding portion of the Loan on or before the Loan Payment Date;

    2)  the death of the Borrower;

    3)  the filing of bankruptcy proceedings involving the Borrower as a Debtor;

    4)  the application for appointment of a receiver for the Borrower;

    5) the making of a general assignment for the benefit of the Borrower's creditors;

    6)  the insolvency of the Borrower; and

    7) the misrepresentation by the Borrower to the Lender for the purpose of obtaining or extending credit.

4.  Severability:  If any  one or  more  of the  provisions  of  this  Note  are
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determined  to be  unenforceable,  in  whole  or in part,  for any  reason,  the remaining provisions shall remain fully operative.

5. No Waiver: No renewal or extension of this Note, delay in enforcing any right
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of the Lender  under this Note,  or  assignment  by  Borrower of this Note shall affect the liability of the Borrower. All rights of Lender under this Note are cumulative and may be exercised concurrently or consecutively at Lender's option.

6. Applicable  law: This Note shall be construed in accordance with the laws of
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the State of California.


ACCEPTED AND AGREED:

JOEL GAYNER               ("Borrower")


By:
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                                 Date


3DSHOPPING.COM               ("Lender")


By:
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    Title                        Date